Exhibit 99.2

From:	William N. Thorndike, Jr.
[***]
[***]

To:	Perimeter Solutions, SA
12E rue Guillaume Kroll, L-1882 Luxembourg
Grand Duchy of Luxembourg
352 2668 62-1
(“Holdco”)

Re: Consent to be Named as a Director Nominee

Dear Sir,

In connection with the filing by Holdco of the Registration Statement on Form S-4 (the “Registration Statement”) with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Securities Act”), I hereby consent, pursuant to Rule 438 of the Securities Act, to being named as a nominee to the board of directors of Holdco in the Registration Statement and any and all amendments and supplements thereto. I also consent to the filing of this consent as an exhibit to such Registration Statement and any amendments thereto.

Yours faithfully,

[Signature page follows]

Executed in Boston, MA, on August 25, 2021

/s/ William N. Thorndike, Jr.
By: William N. Thorndike, Jr.